EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 033-20309 on Form N-1A of our report dated February 27, 2018, relating to the financial statements and financial highlights of Lord Abbett Global Fund, Inc., including Lord Abbett Emerging Markets Corporate Debt Fund, Lord Abbett Emerging Markets Currency Fund, Lord Abbett Emerging Markets Local Bond Fund, and Lord Abbett Multi-Asset Global Opportunity Fund, appearing in the Annual Report on Form N-CSR of Lord Abbett Global Fund, Inc for the year ended December 31, 2017 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 24, 2018